Euro-Nevada Mining Corporation, Inc.
6151 Lakeside Drive, Suite 2100 Reno, Nevada 89511

TORONTO OFFICE 20 Eglinton Avenue WEST suite 1900, Box 2005,
Toronto, Ontario M4R 1K8 Tel.: (416) 480-6480 Fax: (416) 488-6598

(702) 825-8890 / Fax (702) 825-4994
March 10, 1999
Via Facsimile Originals by Mail


Addressees: See Attachment A Hereto

Re:  Agreement Accepting Offer to Sell Shares of Golden Cycle Gold Corporation

Dear Shareholders of Golden Cycle Gold Corporation:

This letter is intended to confirm the terms of agreement ("Agreement") whereby the parties listed on Attachment A hereto (collectively, the "Sellers") have offered to sell to Euro-Nevada Mining Corporation, Inc., a Nevada corporation, or its nominee ("EN"), and EN has accepted the offer and will purchase, all of the common shares of Golden Cycle Gold Corporation, a Colorado corporation ("GCG") owned by the Sellers. The Sellers own common shares of GCG in the amounts and fully diluted percentages described on Attachment A. EN understands that the Sellers' offer, and EN'S acceptance, contains the following terms and conditions:

1. Shares Subject to Agreement. The common shares of GCG which are subject to this Agreement include all of the common shares of GCG, together with all associated warrants, options and preferential rights, which are owned by the Sellers (collectively, the "Shares"). The Shares are (i) listed on the Pacific Stock Exchange, (ii) freely tradeable and unrestricted, (iii) free and clear of all claims, encumbrances and third party interests, and (iv) constitute approximately fifty-four and 27/100 percent (54.27%) of all of the fully diluted common shares of GCG. There are approximately 2,058,450 fully diluted common shares of GCG, including approximately 180,000 common shares of GCG subject to unexercised but exercisable option agreements. EN shall establish a subsidiary into which GCG will be merged through a cash merger. The term of the cash merger shall be that EN will pay $13.50 in consideration for every share of GCG. EN shall call a special shareholders meeting to approve the merger no later than thirty (30) days after the completion of due diligence.

2. Purchase Price. EN shall pay to the Sellers the sum of Thirteen and 50/100 Dollars (US$13.50) in lawful money of the United States of America for each of the Shares transferred pursuant to this Agreement by the Sellers to EN. The purchase price shall be paid in immediately available funds at the Closing.


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Except as provided in this clause, EN shall not be obligated to pay any further sums or deliver any further consideration to the Sellers.

3. Exclusive Right; Confidentiality. By this Agreement, the Sellers each have granted to EN the sole and exclusive right to purchase the Shares, subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement shall remain confidential by and among the parties to this Agreement, and shall not be disclosed to any third party except (i) the respective officers, directors, employees, advisors, and representatives of each of the parties having a need to know the terms and conditions of this letter; (ii) if required for compliance with applicable laws, rules, regulations or orders of a governmental agency or stock exchange having jurisdiction over the party, or its parent or affiliated corporations or companies, making the disclosure; or (iii) to any of the parties' respective consultants, provided that the party making the disclosure shall first have first received from the person to whom the disclosure is to be made a confidentiality agreement which shall bind that person to the confidentiality provisions of this clause.

4. Sellers' Representations. The Sellers, each for themselves and to their respective best knowledge and belief, hereby represent and warrant to EN as follows:

(a) Incorporation. If a Seller is a corporation, it is duly incorporated and organized and is a valid and subsisting corporation in good standing under the laws of the State of its incorporation.

(b) Corporate Power. If a Seller is a corporation, it has all requisite corporate power, authority and capacity to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all necessary corporate proceedings.

(c) No Breach. Neither the execution and delivery of this Agreement nor the observance and performance of the terms and provisions thereof on the part of each of the Sellers to be observed and performed constitute a violation or a breach or default under their respective charter documents or by-laws (if a Seller is a corporation), any provision of any contract or instrument to which they respectively are a party, or to the best of the knowledge, information and belief of each of the Sellers, any order, writ, injunction, decree, statute, rule, by-law, law or regulation applicable to either of them.

(d) Consents and Approvals. The Sellers have now or as of the Closing will have obtained all consents, approvals or authorizations and will have affected all filings with regulatory authorities that are required in connection with the transfer of the Shares to EN.



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(e) Fully Disclosed Information. To the best knowledge and belief of each of the
Sellers, the information and statements set forth in all information filed by GCG with regulatory authorities (1) is in compliance or intended compliance with applicable laws, and (2) were true, correct and complete and did not contain any misrepresentations as of the date of such information or statement.

(f) Full Disclosure. There is no fact which any of the Sellers has not disclosed to EN of which any of the Sellers is aware which materially and adversely affects the business, prospects, financial condition, operations, property or affairs of GCG.

(g) Status of Shares. The Shares and the common shares of GCG are as described in clause I of this Agreement, and as of the date of Closing, (i) there are no pending, threatened or known claims or defenses adversely affecting the Shares;
(ii) the Sellers, respectively, own all of the right, title and interest in and to the Shares; (iii) there are no outstanding preferential rights to acquire an interest in the Shares; and (iv) there are no pending or threatened actions or proceedings adversely affecting the Shares.

(h) GCG Shares Generally. There exist no current rights, warrants or options affecting the common shares of GCG other than described in clause 1 above.

5. Due Diligence and Conditions to Closing. Until Closing, the Sellers shall cooperate with EN, in all reasonable respects, in connection with EN's performance of due diligence. Sellers agree to assist EN's efforts to obtain authorization from GCG for access to and review of all available legal, technical, financial and other pertinent written and electronic records, information and data relating to the Shares and the material assets of GCG. EN shall keep and treat all such records, information and data which is not currently available to the public absolutely confidential. EN shall have forty-five (45) days from the date ail parties have executed this Agreement within which to undertake and complete due diligence. Due diligence by EN shall be considered complete at such time as EN notifies the Sellers in writing, through the above named addressees, that EN is satisfied that (i) all material matters are as represented in this Agreement and the various public documents issued by GCG pertaining to the Shares, GCG's common shares, GCG's assets, and GCG's obligations, including without limitation environmental obligations; (ii) there are no material obligations, including without limitation environmental obligations, of GCG, existing or which could come into existence, which do or could have a material affect on the current fair market value of GCG or the Shares; (iii) there are no tax consequences which would materially affect EN in consummating the acquisition of the Shares; and (iv) there are no regulatory matters or consequences which do or would materially affect EN in consummating the acquisition of Shares. EN shall be deemed to be satisfied with


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the results of its due  diligence as provided in this clause  unless EN notifies
ADE and Midas by the end of the due diligence period that EN is not so satisfied. If EN gives timely notice to the Sellers that it is not satisfied with the results of due diligence, EN shall be entitled to terminate this Agreement without any obligation or liability to the Sellers.

6. Regulatory Approvals.  The parties shall work together to seek and obtain all
federal  and  state  regulatory   approvals  required  to  the  consummate  this
transaction.

7. The Sellers' Obligations. At Closing, the Sellers shall deliver to EN the Shares fully and duly endorsed to EN, thereby conveying to EN all of the right, title and interest in and to the Shares. EN shall not be obligated to purchase any of the Shares at Closing unless EN will receive at Closing at least 51% of the fully diluted common shares of GCG from the Sellers. The Sellers shall convey title to the Shares free and clear of all liens, claims, encumbrances or interests of third parties of whatsoever nature and kind and subject to the representations and warranties in clause 4 above.

8. Closing.  Unless otherwise agreed, Closing shall occur on or before the fifth
(5th) business day following the date on which the parties have obtained all consents, approvals or authorizations and affected all filings with federal and state regulatory authorities necessary and appropriate to permit the transfer of the Shares to EN. If this transaction is not closed within ninety (90) days after the end of the due diligence period, this Agreement may be terminated by any party, provided the terminating party is not in default of any of its obligations set forth herein. Closing costs shall be paid by the parties as is usual and customary in Denver, Colorado, and each party shall bear its own legal and other costs incurred with respect to this transaction.

Please confirm and acknowledge the Sellers' acceptance of the terms and conditions of the foregoing Agreement at the place indicated below. This Agreement may be executed in multiple counterparts, and all counterparts taken together shall constitute one agreement. Similarly, facsimile signatures shall be deemed the same as original signatures. We look forward to hearing from you.

Very truly yours,


M. Craig Haase
Vice Chairman

Acceptance of Terms and Conditions of Agreement

The undersigned Sellers hereby accept and agree to be bound by the terms and conditions of the Agreement set forth above.

American Diversified Enterprises, Inc.

By:
Name:
Title:
Date:


Bull & Bear Gold Investors, Ltd.

By:
Name:
Title:
Date:

MIDAS Fund, Inc.

By:
Name:
Title:
Date:


Christopher Kagan, M.D.
Date:

Havilah Mining Company

By:
Name:
Title:
Date:

Taki N. Anagnoston, M.D.
Date:

Monterey OCM Gold Fund


By:
Name:
Title:
Date:

Dr. Duane A. Erickson
Date:

James S. Kraemer Trust
By:
Name: Allan L. Kraemer, Trustee
Date:


Janice E. Erickson

Date:

The  following  persons as all  successors-in-interest  to American  Diversified
 Enterprises, Inc.

C. Robert Allen
Date:

Terry Allen Kramer
Date:

Bruce J. Allen
Date:

Susan K. Allen
Date:

Marr Family Trust
By: Leonard B. Marr, Trustee
Date:

Werner Disse, Sr.
Date:

Robert J. Wojcik
Date:

Ermitage Global Mining Investment Fund
By:
Name:
Title:
Date:

Harry Chin and Ruby Chin, Chin Revocable Trust

Harry and Ruby Chin, Individually and as Trustees
Date: